Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Withdraws Application for SBIC License

BOSTON – January 16, 2013 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit”) today announced the withdrawal of its application for a license from the Small Business Administration (“SBA”) to operate a subsidiary as a small business investment company.

THL Credit submitted its license application to the SBA in August 2011 after being “Greenlighted” in April 2011. However, the Company does not intend to pursue obtaining a license at this time, but may consider pursuing a new application for a license from the SBA in the future.

“We are building THL Credit on the path we’ve followed since our inception: as a value-added direct provider of capital to the middle market. While we recognize the SBA’s SBIC program as an attractive long-term source of financing, we have ample capacity to fund our growth with existing debt and equity capital and prospectively through traditional capital sources,” said James K. Hunt, CEO of THL Credit. “In 2012, we accessed approximately $150 million of additional capital through increasing the capacity on our revolving credit facility and the issuance of $50 million term loan in May 2012, and closing an equity capital offering in September 2012 raising $82 million of net proceeds.”

About THL Credit

THL Credit is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Los Angeles and Houston. THL Credit invests primarily in junior capital securities, including subordinated, or mezzanine, debt and second lien secured debt, which junior capital may include an associated equity component such as warrants, preferred stock or other similar securities. THL Credit may also selectively invest in first lien senior secured loans that generally have structures with higher interest rates, which include unitranche investments. In certain instances, THL Credit will also make direct equity investments and may also selectively invest in more liquid broadly syndicated loans from time to time. THL Credit targets investments in middle market companies with annual revenues of between $25 million and $500 million that require capital for growth and acquisitions. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson

COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Larry Larsen

312-895-4700

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